Exhibit 10.13

PERFORMANCE-BASED

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE PLUG POWER INC. 2021 STOCK OPTION AND
INCENTIVE PLAN

Name of Optionee:            _____________________________________________

Target No. of Performance Option Shares: _______________ (the “Target Option Shares”)

Maximum No. of Performance Option Shares:_______________ (200% of Target Option Shares)

Option Exercise Price per Share:$26.92

Grant Date:September 22, 2021

Performance Period:3-year period beginning on the Grant Date (9/22/21 - 9/22/24)

Expiration Date:September 22, 2028

Pursuant to the Plug Power Inc. 2021 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Plug Power Inc. (the “Company”) hereby grants to the Optionee named above a performance-based stock option (the “PSO”) to purchase on or prior to the Expiration Date specified above the target number of shares of Common Stock, par value $0.01 per share (the “Stock” and the shares of Stock subject to this PSO, the “Option Shares”), of the Company specified above at the Option Exercise Price per Share specified above, subject to the terms and conditions set forth herein and in the Plan.  This PSO is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.Exercisability Schedule.  No portion of this PSO may be exercised until such portion shall have become exercisable.  This PSO is subject to both performance-based vesting (the “Performance Vesting”) and a time-based condition (the “Time Condition”), as described in Section 1(a) and Section 1(b) below, both of which must be satisfied during the Performance Period in order for the PSO to be exercisable.

(a)Performance Vesting.  Subject to Section 1(d) below, the percentage of the Target Option Shares set forth below shall satisfy the Performance Vesting upon the date that the Administrator determines that the Company has achieved the stock price appreciation hurdle(s) set forth below, with the Company’s stock price determined based on the trailing 30-trading day volume weighted average price of the Stock during the Performance Period.  To the extent any Target Option Shares have not satisfied the Performance Vesting on or prior to the last day of the Performance Period, such Target Option Shares shall expire and be of no further force or effect on the day following the end of the Performance Period.  In no event may more than 200% of the Target Option Shares be deemed to have satisfied the Performance Vesting.  Notwithstanding the foregoing or anything to the contrary set forth herein or in the Plan, in the event that the Optionee exercises any portion of the PSO and sells any portion of the Option Shares before the date that the Administrator determines that a higher stock price hurdle or the Maximum Stock Price Hurdle (as defined below) has been achieved, the number of Target Option Shares shall be reduced proportionally and only the remaining Target Option Shares as so reduced will remain eligible to satisfy the Performance Vesting based on achievement of additional stock price hurdles pursuant to this Section 1(a).

Executive Schedule

3-Year Stock Price Hurdle	Performance Vesting Percentage of Target Option Shares
$35.00	50%
$50.00	100%
$100.00 (the “Maximum Stock Price Hurdle”)	200%

Straight line linear interpolation in whole dollar increments shall be applied to determine the percentage of the Target Option Shares that are deemed to satisfy the Performance Vesting where the trailing 30-trading day volume weighted average price of the Stock is between the stock price hurdles set forth in the table above.

(b)Time Condition.  Subject to Section 1(c) and Section 1(d) below, for Option Shares that have satisfied the Performance Vesting, one-third of such Option Shares shall satisfy the Time Condition upon each of the first three anniversaries of the Grant Date, provided, in each case, that the Optionee continues to have a Service Relationship with the Company at such time.  For the avoidance of doubt, in the event that the Performance Vesting for any Option Shares has been satisfied after the Time Condition applicable to such Option Shares has been satisfied, such Option Shares shall be immediately exercisable upon the date that the Performance Vesting for such Option Shares is satisfied.

(c)Termination due to Death or Disability.  Notwithstanding the foregoing, if the Optionee’s Service Relationship terminates by reason of the Optionee’s death or disability (as determined by the Administrator), any Option Shares that remain subject to only the Time Condition (e.g., those Option Shares for which the Performance Vesting has been satisfied) as of the date of termination shall immediately vest and become exercisable upon the date of such termination.

(d)Sale Event.  In the case of a Sale Event during the Performance Period, any then unvested portion of this PSO shall be treated as provided in Section 3(d) of the Plan; provided, however, that (i) satisfaction of the Performance Vesting shall be determined as of immediately prior to the Sale Event based on the Sale Price (i.e., the stock price hurdle shall be determined based on the Sale Price rather than on the trailing 30-trading day volume weighted average price of the Stock) and (ii) unless otherwise determined by the Administrator, any Target Option Shares that have not satisfied the Performance Vesting as of the Sale Event (as determined after giving effect to clause (i) above) shall expire and be of no further force or effect.  [Straight line linear interpolation in whole dollar increments shall be applied to determine the percentage of the Target Option Shares that are deemed to satisfy the Performance Vesting where the Sale Price is between the stock price hurdles set forth in Section 1(a).] In no event may more than 200% of the Target Option Shares be deemed to satisfy the Performance Vesting upon a Sale Event.

If this PSO is not equitably assumed, substituted or continued by the Company or its successor entity in such Sale Event, the Time Condition shall be deemed to be fully achieved immediately prior to the effective time of the Sale Event, provided that the Optionee continues to have a Service Relationship with the Company through the date of the Sale Event.

If this PSO is equitably assumed, substituted or continued by the Company or its successor entity in a Sale Event, the Time Condition shall be deemed to be satisfied upon the earliest of (i) the dates determined in accordance with Section 1(b) above and (ii) the termination of the Optionee’s Service Relationship by the Company or its successor without Cause or by the Optionee for Good Reason (each as defined below).  Notwithstanding Section 3(d) below, in the event that the Optionee’s Service Relationship is terminated by the Company or its successor without Cause or by the Optionee for Good Reason, in either case upon or following a Sale Event, any portion of this PSO outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company or any Subsidiary. [In addition, for purposes hereof, “Good Reason” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, that the Optionee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in the Optionee’s responsibilities, authority or duties; (ii) a material diminution in the Optionee’s base salary; (iii) a material change in the geographic location at which the Optionee provides services to the Company; or (iv) the material breach by the Company of any employment or other service agreement between the Company and the Optionee.  “Good Reason Process” shall mean that (i) the Optionee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Optionee notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Optionee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Optionee terminates his or her employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.]

For purposes of this Section 1(d), for the PSO to be considered equitably assumed, substituted or continued by the Company or its successor entity, the Administrator must determine prior to the Sale Event that the assumed, continuing or substituted award satisfies the following requirements: (i) is based on stock of the successor entity that is traded on an established U.S.

securities market or an established securities market outside the United States upon which the Optionee can readily trade the Stock without administrative burdens or complexities; (ii) provides the Optionee with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the original PSO; and (iii) has substantially equivalent value (determined at the time of the Sale Event).

(e)Vesting Date.  Each date as of which both the Performance Vesting and the Time Condition described in Section 1(a) and Section 1(b) have been satisfied with respect to this PSO shall be referred to as a “Vesting Date.”  To the extent the Target Option Shares have not satisfied both the Performance Vesting and the Time Condition during the Performance Period, such Option Shares shall expire and be of no further force or effect on the last day of the Performance Period.

Once exercisable, this PSO shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.Manner of Exercise.

(a)The Optionee may exercise this PSO only in the following manner:  from time to time on or prior to the Expiration Date of this PSO, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii)  by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv)  by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above.  Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of PSOs under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.  In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the PSO shall be net of the shares of Stock attested to.

(b)The shares of Stock purchased upon exercise of this PSO shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan.  The determination of the Administrator as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this PSO unless and until this PSO shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)The minimum number of shares with respect to which this PSO may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this PSO is being exercised is the total number of shares subject to exercise under this PSO at the time.

(d)Notwithstanding any other provision hereof or of the Plan, no portion of this PSO shall be exercisable after the Expiration Date hereof.

3.Termination of Service Relationship.  If the Optionee’s Service Relationship terminates, the period within which to exercise the PSO may be subject to earlier termination as set forth below.

(a)Termination Due to Death.  If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, any portion of this PSO outstanding on such date, to the extent  exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.  Any portion of this PSO that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b)Termination Due to Disability.  If the Optionee’s Service Relationship terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this PSO outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier.  Any portion of this PSO that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

(c)Termination for Cause.  If the Optionee’s Service Relationship terminates for Cause, any portion of this PSO outstanding on such date shall terminate immediately and be of no further force and effect.

(d)Other Termination.  Except as set forth in Section 1(d) (Sale Event) above, if the Optionee’s Service Relationship terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this PSO outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.  Any portion of this PSO that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.Incorporation of Plan.  Notwithstanding anything herein to the contrary, this PSO shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This PSO is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this PSO becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Optionee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Optionee on account of such transfer.

7.No Obligation to Continue Service Relationship.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Optionee’s Service Relationship at any time.

8.Restrictive Covenants.  If the Optionee has executed an Employee Patent, Confidentiality, Non-Compete, and Non-Solicitation Agreement between the Optionee and the Company (the “Restrictive Covenants Agreement”), the Optionee reaffirms the Optionee’s obligations pursuant to the Restrictive Covenants Agreement; provided that in consideration for this PSO and for purposes of this Agreement, the Optionee agrees that the post-employment non-competition and non-solicitation restricted periods as set forth in Paragraphs 4(c), 5(b) and 5(c) of the Restrictive Covenants Agreement shall be extended to a total of two (2) years from the date when the Optionee’s employment ends.  In the event that the Optionee has not executed an

Employee Patent, Confidentiality, Non-Compete, and Non-Solicitation Agreement between the Optionee and the Company but is a party to any other form of agreement with the Company or any subsidiary or any affiliate that includes post-employment non-competition and/or non-solicitation obligations, such agreement shall be considered to be the Restrictive Covenants Agreement for purposes of this Agreement; provided that in consideration for this PSO and for purposes of this Agreement, the Optionee agrees that any  post-employment non-competition and/or non-solicitation restricted period(s) thereunder shall be extended to a total of two (2) years from the date when the Optionee’s employment ends.

In addition to the remedies set forth in the Restrictive Covenants Agreement, the Optionee agrees the event that the Optionee breaches the terms of the Restrictive Covenants Agreement (as amended herein), the Optionee shall (i) forfeit the unvested portion of any Option Shares held by the Optionee that remain outstanding and unvested on the date of breach and (ii) repay the Fair Market Value of any Option Shares sold prior to the date of the breach.

9.Clawback Policy. This PSO shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Administrator and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Optionee receives any amount in excess of the amount that the Optionee should otherwise have received under the terms of this PSO for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Optionee shall be required to repay any such excess amount to the Company.

10.Integration.  This Agreement constitutes the entire agreement between the parties with respect to this PSO and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Optionee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

12.Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

PLUG POWER INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address: